ADMINISTRATION

SERVICE AGREEMENT

between

BOYAR VALUE FUND, INC.

and

INDEX

1.      APPOINTMENT AND DELIVERY OF DOCUMENTS

2.      DUTIES OF GFS

3.      FEES AND EXPENSES

4.      STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

5.      LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

6.      EXPENSES ASSUMED AS ADMINISTRATOR

7.      REPRESENTATIONS AND WARRANTIES.

8.      CONFIDENTIALITY

9.      PROPRIETARY INFORMATION

10.    ADDITIONAL FUNDS AND CLASSES

11.    ASSIGNMENT

12.    EFFECTIVE DATE, TERM AND TERMINATION

13.     LIAISON WITH ACCOUNTANTS

14.    MISCELLANEOUS

SCHEDULE A

SCHEDULE B

BOYAR VALUE FUND, INC.

ADMINISTRATION SERVICE AGREEMENT

AGREEMENT made as of the 22nd day of July 2005, by and between the Boyar Value Fund, Inc., a corporation organized under the laws of the state of Maryland, having its principal office and place of business at 590 Madison Avenue, New York, New York 10022 (the "Company") and Gemini Fund Services, LLC, a Nebraska limited liability company having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 205, Hauppauge, New York 11788  (“GFS”).

WHEREAS, the Company is an open-end management investment company registered with the United States Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Company is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Company offers shares in the series as listed in Schedule A hereof (each such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Company desires that GFS perform certain administrative services for each Fund and GFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and GFS hereby agree as follows:

1.       APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)  The Company, on behalf of each Fund listed in Schedule A, hereby appoints GFS to provide administrative services for the Company as described hereinafter, as administrator of the Company for the period and on the terms set forth in this Agreement.  GFS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 3 of this Agreement.

(b)  In connection therewith the Company has delivered to GFS copies of:

(i)   the Company's Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organizational Documents");

(ii)  the Company's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended  ("Securities Act"), and the 1940 Act ("Registration Statement");

(iii) the Company’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv) the Company's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)  the current plan of distribution adopted by the Company under Rule 12b-1 under the 1940 Act ("Plan"); and

(vi) procedures adopted by the Company in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)         The Company shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b), and shall deliver to GFS a certified copy of the resolution of the Board of Directors of the Company ("Board") appointing GFS and authorizing the execution and delivery of this Agreement.

2.       DUTIES OF GFS

(a)   Administrative Services.  GFS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section.  With respect to each Fund, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Company’s Registration Statement, the Company’s Articles of Incorporation and Bylaws, applicable laws and regulations, and resolutions and policies implemented by the Company’s Board:

(i)   Oversee the performance of administrative and professional services rendered to the Company by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Company;

(ii)          Monitor Fund holdings and operations for compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies, and IRS taxation limitations and restrictions, provide all periodic compliance reports to Boyar Asset Management, Inc., the Company’s manager, (“Adviser”), and assist the Company, the Adviser and each sub-adviser to the Company (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Company, as applicable;

(iii)         Prepare and coordinate the printing of semi-annual and annual financial statements;

(iv)        Prepare selected management reports for performance and compliance analyses agreed upon by the Company and GFS from time to time;

(v)        In consultation with counsel to the Company, the investment adviser, officers of the Company and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Company and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

(vi)         Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Company's independent public accountants;

(vii)        Review the Company's federal, state, and local tax returns as prepared and signed by the Company's independent public accountants;

(viii)       Prepare and maintain the Company's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

(ix)      In consultation with counsel for the Company, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

•      amendments to the Company’s Registration Statement on Form N-1A;

•      periodic reports to the Directors, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

•      notices pursuant to Rule 24f-2;

•      proxy materials; and

•      reports to the SEC on Forms N-SAR, N-CSR, N-PX and N-Q.

(x)         Coordinate the Company's annual audit SEC examination by:

•      assisting the Company's independent auditors, or, upon approval of the Company, any regulatory body, in any requested review of the Company's accounts and records;

•      providing appropriate financial schedules (as requested by the Company's independent public accountants or SEC examiners); and

•      providing office facilities as may be required.

(xi)         After consultation with counsel for the Company and the investment adviser, determine the jurisdictions in which Shares of the Company shall be registered or qualified for sale; register, or prepare applicable notice or other filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Company shall be paid by the Company;

(xii)        Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

(xiii)        Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Company and other appropriate purposes;

(xiv)         Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(xv)        Prepare authorization for the payment of Company expenses and pay, from Company assets, all bills of the Company;

(xvi)       Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

(xvii)      Assist the Company in the selection of other service providers, such as independent accountants, transfer agent, fund accountants, proxy solicitors and perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board, provided, that GFS need not begin performing any such task except upon sixty (60) days' written notice and pursuant to mutually acceptable compensation agreements; and

(xviii)        Such other services and assistance relating to the affairs of the Company as the Company may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(b)   Blue Sky Matters.  GFS shall facilitate the registration of Fund or the Company in each state and territory of the United States, as required, with respect to Shareholders domiciled or residing in each State of the United States.

(c)   In order for GFS to perform the services required by this Section 2, the Company (i) shall cause all service providers to the Company to furnish any and all information to GFS, and assist GFS as may be required and (ii) shall ensure that GFS has access to all records and documents maintained by the Company or any service provider to the Company.

(d)   GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)         Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Company, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, GFS shall promptly notify the Company and its counsel of such violation.

3.       FEES AND EXPENSES

(a)         Fees.  As compensation for the services provided by GFS to the Company pursuant to this Agreement, the Company, on behalf of each Fund, agrees to pay GFS the fees set forth in Schedule B hereto. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date GFS begins providing services to the Funds.  For the purpose of determining fees calculated as a function of the Company’s assets, the value of the Company’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.  GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month; and GFS' fee shall not be subject to monthly pro ration.

(b)         Expenses.  GFS will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties.  In addition to the fees paid under subsection (a), the Company agrees to reimburse GFS for out-of-pocket expenses or advances incurred by GFS for the items set out in Schedule B and any other reasonable expenses incurred by GFS at the request or with the consent of the Company.

(c)         Fee Changes.  The fees, out-of pocket expenses and advances identified in subsections (a) and (b) above may only be changed subject to prior written approval by the Company.  For reports, analyses and services requested in writing by the Company and provided by GFS, not in the ordinary course, GFS shall charge $150/hour for senior staff time, $75/hour for junior staff time and $200/hour for computer personnel time.

(d)         Due Date.  All fees under subsection (a) above are due and payable within five (5) days of receipt of invoice.  All expenses under subsection (b) above are due and payable within ten (10) days of receipt of invoice.

(e)         Accounts and Records.  The accounts and records maintained by GFS shall be the property of the Funds, and shall be surrendered to the Funds, at the expense of the Funds, promptly upon request by the Funds, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been fully paid to the satisfaction of GFS, in the form in which such accounts and records have been maintained or preserved.  GFS agrees to maintain a back up set of accounts and records of the Funds (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored.  GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ accounts and records.  GFS shall preserve the accounts and records, as they are required to be maintained and preserved by Rule 31a-1.

4.       STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)         Indemnification of GFS.  The Company shall on behalf of each applicable Fund indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Company’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Company’s lack of good faith, gross negligence or willful misconduct with respect to the Company’s performance under or in connection with this Agreement.  GFS shall not be liable for and shall be entitled to rely upon and may act upon information, records and reports generated by the Funds, advice of the Funds, or of counsel for the Funds and upon statements of the Funds’ independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of GFS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties, and the Company shall hold GFS harmless in regard to any liability incurred by reason of the inaccuracy of such information or for any action reasonably taken or omitted in good faith reliance on such information.

(b)         Indemnification of the Company. GFS shall indemnify and hold the Company and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to GFS’ refusal or failure to comply with the terms of this Agreement, or which arise out of GFS’ lack of good faith, gross negligence or willful misconduct with respect to GFS’ performance under or in connection with this Agreement.

(c)         Reliance.  Except to the extent that GFS may be liable pursuant to this Section 4, GFS shall not be liable for any action taken or failure to act in good faith in reliance upon:

(i)          advice of the Company or of counsel to the Company;

(ii)         any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to procedures mutually agreed to by GFS and the Advisers;

(iii)        any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by GFS to have been validly executed; or

(iv)        any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by GFS to be genuine and to have been signed or presented by the Company or other proper party or parties;

and GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes in good faith to be genuine.

(d)         Errors of Others.  GFS shall not be liable for the errors of other service providers to the Company, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Company; except or unless any GFS action or inaction by GFS is a direct or proximate cause of the error.

5.       LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

          The Directors of the Company and the shareholders of each Fund shall not be liable for any obligations of the Company or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund (or Funds) to which GFS’ rights or claims relate in settlement of such rights or claims, and not to the Directors of the Company or the shareholders of the Funds.  The term “Company” means and refers to the Directors from time to time serving under the Company’s Articles of Incorporation as the same may subsequently thereto have been or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Company personally, but bind only the Company property of the Company, as provided in the Articles of Incorporation of the Company.  The execution and delivery of this Agreement have been authorized by the directors of the Company and signed by the officers of the Company, acting as such, and neither such authorization by such directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Company property of the Company as provided in its Articles of Incorporation.  A copy of the Articles of Incorporation of the Company is on file with the Secretary of State of Maryland.

6.       EXPENSES ASSUMED AS ADMINISTRATOR

Except as otherwise specifically stated in this Agreement, GFS shall pay all expenses incurred by it in performing its services and duties as administrator.  The Company will bear all other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including:

(a)         taxes;

(b)         interest;

(c)         brokerage fees and commissions, if any;

(d)         fees for Directors who are not officers, directors, partners, employees or holders of five percent (5%) or more of the outstanding voting securities of the Advisers or GFS or any of their affiliates;

(e)         Securities and Exchange Commission fees;

(f)          state blue sky registration or qualification fees;

(g)         advisory fees;

(h)         charges of custodians;

(i)          transfer and dividend disbursing agents' fees;

(j)          certain insurance premiums;

(k)         outside auditing and legal expenses;

(l)          costs of maintaining Company existence;

(m)        costs attributable to shareholder services, including without limitation telephone and personnel expenses;

(n)         costs of preparing and printing Prospectuses for regulatory purposes;

(o)         costs of shareholders' reports and Company meetings;

(p)         Company legal fees; and

(q)         any extraordinary expenses.

7.       REPRESENTATIONS AND WARRANTIES.

(a)   Representations of GFS.  GFS represents and warrants to the Company that:

(i)          it is a limited liability company duly organized and existing and in good standing under the laws of the State of New York;

(ii)         it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)        it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)        it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

(b)   Representations of the Company.  The Fund represents and warrants to GFS that:

(i)          it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

(ii)         it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)        all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)        it is an open-end management investment company registered under the 1940 Act; and

(v)         a registration statement under the Securities Act of 1933 is currently  effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

8.       CONFIDENTIALITY

          GFS and the Company agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)   prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)   provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)   release such other information as approved in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Company and the Advisers; and

(d)   In accordance with Section 248.1 of Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

(e)   Or otherwise permitted or required by law.

9.       PROPRIETARY INFORMATION

(a)         Proprietary Information of GFS. The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Company agrees to treat all Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)         Proprietary Information of the Company. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by the Company or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Company portfolios, arrangements with brokerage firms, compensation paid to or by the Company, trading strategies and all such related information (collectively, “Company Proprietary Information”) constitute proprietary information of substantial value to the Company. In no event shall GFS Proprietary Information be deemed Company Proprietary Information or Customer Data. GFS agrees to treat all Company Proprietary Information and Customer Data as proprietary to the Company and further agrees that it shall not divulge any Company Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Company or as may be duly requested by regulatory authorities.

(c)         Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9.  The obligations of this section shall survive any earlier termination of this Agreement.

10.     ADDITIONAL FUNDS AND CLASSES

In the event that the Company establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement. However, either GFS or the Company may elect in writing not to make any such series or classes subject to this Agreement.

11.     ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the prior written consent of GFS.

          GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder.  GFS may pay those persons for their services, but no such payment will increase GFS' compensation from the Company.

12.     EFFECTIVE DATE, TERM AND TERMINATION

(a)   Effective Date.  This Agreement shall become effective on the date first above written.

(b)  Term.  This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the directors of the Company.

(c)   Termination.  This Agreement can be terminated upon ninety (90) days prior written notice by either party.  Compensation due GFS and unpaid by the Company upon such termination shall be due on the date of termination or after the date that the provision of services ceases, whichever is later.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Company and its shareholders, including liaison with the Company’s accountants.

(d)  Reimbursement of GFS’ Expenses.  If this Agreement is terminated with respect to a Fund or Funds, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Sections 3 hereof, the amount of all of GFS’ reasonable labor charges and cash disbursements for services in connection with GFS’ activities in effecting such termination, including without limitation, the labor costs and expenses associated with the de-conversion of the Company’s records of each Fund from its computer systems, and the delivery to the Company and/or its designees of the Company’s property, records, instruments and documents, or any copies thereof.  Subsequent to such termination, for a reasonable fee, GFS will provide the Company with reasonable access to all Company documents or records, if any, remaining in its possession.  In the event of termination, GFS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Company and its Shareholders.

(e)   Survival of Certain Obligations.  The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13.         LIAISON WITH ACCOUNTANTS

          GFS shall act as liaison with the Company’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund.  GFS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

14.     MISCELLANEOUS

(a)   Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)  Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)   Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)  Counterparts.  The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)   Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)   Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other party resulting from such failure to perform or otherwise from such causes.

(g)  Arbitration.  Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer) in the City of New York, in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrators’ decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(h)  Headings.  Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)   Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Company:	To GFS:
Michael J. Wagner	Andrew Rogers
President	Senior Vice President
Boyar Value Fund, Inc.	c/o Gemini Fund Services, LLC
150 Motor Parkway, Suite 205	150 Motor Parkway, Suite 205
Hauppauge, NY 11788	Hauppauge, NY 11788
Phone: (631) 470-2604	Phone: (631) 470-2669
mikew@geminifund.com	andrewr@geminifund.com

                           With a copy to:

               Leonard Pierce, Esq.

               Hale & Dorr LLP

60 State Street

Boston, MA 02109

(j)   Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(k)  Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

          BOYAR VALUE FUND, INC.                         GEMINI FUND SERVICES, LLC

By:     /s/ Michael J. Wanger                                        By:  /s/ Andrew Rogers

          Michael J. Wagner                                                       Andrew Rogers

          Title: President                                                             Title: Senior Vice President

         Date:__7/27/2005_____________                               Date:_7/27/05___________________

ADMINISTRATION SERVICE AGREEMENT

Schedule A

FUNDS TO BE SERVICED

Boyar Value Fund

ADMINISTRATION SERVICE AGREEMENT

Schedule B

FEES AND EXPENSES

Annual fee for each fund listed on Schedule A is the greater of $40,000 or

10 basis points or 0.10% on the first $100 million of net assets

8 basis points or 0.08% on next $150 million of net assets

6 basis points or 0.06% on net assets greater than $250 million of the fund plus out-of-pocket expenses which include, but are not limited to:

Postage, Courier and Stationery

Programming, Special Reports

Proxies, Insurance

EDGAR filing @ $8.00 per page

Retention of records

Federal and State regulatory filing fees

Certain insurance premiums

Travel (as requested by the Fund)

Expenses related to Board of Directors’ meetings

Auditing and legal expenses

Blue Sky conversion expenses (if necessary)

NASDAQ charges

All other out-of-pocket expenses

Fees are billed monthly.

STATE REGISTRATION (BLUE SKY) FEES:

The fees enumerated above include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF THE ADMINISTRATOR) for three (3) states. Each additional state registration requested will be subject to the following fees per fund:

                       Initial registration                  $295.00

                       Registration renewal             $150.00

                       Sales reports (if required)      $  25.00

All special reports and/or analyses requested by the Company, shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

              GFS Senior Staff        $150.00 per hour

              GFS Junior Staff         $ 75.00 per hour

              MIS Staff                   $200.00 per hour